Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2005

Contacts:   (Media) Tom Forsythe (763) 764-6397
(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS VICE CHAIRMAN STEVE DEMERITT TO RETIRE
FOLLOWING DISTINGUISHED 36-YEAR CAREER

New Management Responsibilities Announced

        MINNEAPOLIS, MINN. — General Mills, Inc. (NYSE:GIS) said today that Vice Chairman Steve Demeritt has announced his plans to retire on June 15, 2005, following a distinguished 36-year career at the company.

        Demeritt, age 61, most recently had overall responsibility for various operating divisions including Yoplait, Snacks, Big G, General Mills Canada, and Small Planet Foods, as well as the company’s Consumer Insights (global market research) and GCom (global advertising, promotion and product publicity) functions. In addition, he held supervisory responsibilities for several of the company’s joint ventures.

        Demeritt joined General Mills in 1969 and progressed through a variety of marketing assignments. He was named a vice president of General Mills in 1983 and was elected senior vice president eight years later. In 1993, Demeritt was named chief executive officer of the company’s Cereal Partners Worldwide (CPW) joint venture with Nestle. He became a General Mills Executive Vice President in 1996, and in 1999 he returned from CPW to become General Mills Vice Chairman and a member of the company’s board of directors.

        “Steve has made outstanding contributions to the growth and success of General Mills,” said Chairman and Chief Executive Officer Steve Sanger. “His deep commitment to the company, our brands and our people, along with his strong integrity and business judgment, will be missed.”

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        In conjunction with Demeritt’s planned retirement, several members of General Mills’ senior leadership team will immediately assume expanded responsibilities.

        The company will now have four executive vice presidents, each of whom reports directly to Sanger:

        Randy Darcy, age 54, has been promoted to Executive Vice President, Worldwide Operations and Technology. In this role, Darcy will have oversight responsibility for the company’s worldwide supply chain operations, research and development, and technology activities. Darcy joined the company in 1987 and was most recently Senior Vice President, Chief Technical Officer.

        Jim Lawrence, Executive Vice President, Chief Financial Officer and International, retains oversight responsibility for corporate financial activities and international operations. He adds responsibility for General Mills Canada and for oversight of the company’s Cereal Partners Worldwide joint venture. Lawrence is 52 and joined the company in 1998.

        Ken Powell, age 51, has been named Executive Vice President and Chief Operating Officer, U.S. Retail. In this new role, Powell will have oversight responsibility for the company’s six major U.S. retail operating divisions: Baking Products, Big G, Meals, Pillsbury USA, Snacks, and Yoplait. He joined the company in 1979 and most recently served as Executive Vice President with responsibility for the Baking Products, Meals, Pillsbury USA and Bakeries & Foodservice divisions.

        Jeff Rotsch, age 54, has been promoted to Executive Vice President, Worldwide Sales and Channel Development. In this expanded role, Rotsch retains responsibility for the company’s U.S. Retail Sales organization and adds oversight responsibility for the Bakeries & Foodservice division. Rotsch joined General Mills in 1974 and most recently was Senior Vice President and President, Consumer Foods Sales.

        Two General Mills Senior Vice Presidents also will be assuming new and expanded responsibilities, and will report directly to Sanger:

        Marc Belton, age 46, has been named Senior Vice President, Worldwide Health, Brand and New Business Development. Belton will lead the company’s Health Strategy Team and assume responsibility for the Consumer Insights and GCom functions, while retaining oversight responsibility for the company’s Small Planet Foods organic business and the 8th Continent soy joint venture with DuPont. Belton joined the company in 1983 and served most recently as Senior Vice President, Yoplait-Colombo, Canada and New Business.

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        Chris Shea, age 52, has been named Senior Vice President, External Relations and President of the General Mills Foundation. In this role, Shea retains oversight responsibility for the Foundation, and assumes new responsibilities for strategic direction of the company’s Corporate Communications and Government Relations functions. She joined the company in 1977 and most recently was Senior Vice President and President of the General Mills Foundation.

To view leadership photos visit
http://www.generalmills.com/corporate/media_center/library_detail.aspx?itemID=10880&catID=359

For a complete list of leadership biographies visit
http://www.generalmills.com/corporate/media_center/biographies.aspx

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